State of Delaware
Secretary of State
Division of Corporations
Delivered 09:05 AM 05/08/2015
FILED 09:05 AM 05/08/2015
SRV 150636491 - 5743582 FILE

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1. The jurisdiction where the Non-Delaware Corporation first formed is the Commonwealth of Massachusetts.

2. The jurisdiction immediately prior to filing this Certificate is the Commonwealth of Massachusetts.

3. The date the Non-Delaware Corporation first formed is December 31, 1981.

4. The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Progress Software Corporation.

5. The name of the Corporation as set forth in the Certificate of Incorporation is Progress Software Corporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 8th day of May, 2015.

By:/s/Stephen H. Faberman
Stephen H. Faberman
Senior Vice President, General Counsel
and Secretary